EXHIBIT 99.1

Media RELEASE	February 11, 2009

PSIVIDA CORP. REPORTS RESULTS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2008

Iluvien™ NDA filing remains on schedule for early calendar 2010

Final two-year patient visit scheduled for October 2009

WATERTOWN, MA – February 11, 2009 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PV3), a drug delivery company, today announced financial results for the second quarter ended December 31, 2008.

For the quarter ended December 31, 2008, the Company reported a consolidated net loss of $870,000, or $0.05 per share, compared to a consolidated net loss of $5.8 million, or $0.32 per share, for the quarter ended December 31, 2007. Revenues for the three months ended December 31, 2008 were $3.0 million compared to revenues of $128,000 for the three months ended December 31, 2007. Cash and cash equivalents totaled $9.8 million at December 31, 2008.

“We are confident in our strategy and Iluvien™ continues to be on schedule for an NDA filing in early calendar 2010,” stated Dr. Paul Ashton, President and Chief Executive Officer of pSivida Corp. “Due to our existing partnerships and the significant reduction in cash burn we have achieved over the past two years, we believe we can fund our operations as currently conducted without the need to access the capital markets prior to FDA approval of Iluvien. If approved, we are due to receive a $25 million milestone payment.”

For the six months ended December 31, 2008, the Company reported a consolidated net loss of $1.3 million, or $0.07 per share, compared to a consolidated net loss of $6.6 million, or $0.36 per share, for the six months ended December 31, 2007. Revenues for the six months ended December 31, 2008 were $5.8 million compared to revenues of $231,000 for the six months ended December 31, 2007.

Revenues for the three and six month periods ended December 31, 2008 were predominantly related to the Company’s collaboration agreement with Alimera Sciences, Inc.

Iluvien is the anticipated name under which pSivida’s lead development stage product, Medidur™ FA, will be marketed. Iluvien is a miniaturized injectable device that delivers the drug fluocinolone acetonide (FA), a corticosteroid, for up to three years after being injected into the vitreous of the eye. Iluvien is in fully enrolled Phase III clinical trials for the treatment of diabetic macular edema (DME), a potentially blinding disease that affects over one million people in the United States. Currently there are no FDA approved drugs for the treatment of DME.

“The Phase III clinical trial data will be analyzed after the collection of two years of data from all patients. The last patient is scheduled to have their two-year follow-up visit in October 2009 and filing for FDA approval is planned for early calendar 2010,” said Dr. Ashton. “In addition, we have an ongoing PK study which also provides information on the safety and efficacy of Iluvien in the DME population. We were encouraged by the three and six month interim data where many patients showed a significant improvement in visual acuity. While early, these improvements are in line with our projections when designing the Phase III studies. We anticipate having twelve-month data from the PK study early in the second calendar quarter of this year.”

pSivida’s partner, Alimera Sciences, has worldwide marketing rights to Illuvien and is currently conducting the Phase III clinical trials and PK study.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc. Tel: +1 (312) 943 1100 ext. 12 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

About pSivida Corp.

pSivida is a world leader in the development of miniaturized, injectable, drug delivery systems for the eye. pSivida’s lead development product, Iluvien™, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). Formerly known as Medidur™ FA for DME, Illuvien is in fully recruited Phase III clinical trials. pSivida has licensed certain drug delivery technology to Alimera Sciences, Inc. for the development of Iluvien and certain other ophthalmic products. pSivida also has two products approved by the Food and Drug Administration (FDA): Retisert® for the treatment of uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products.

pSivida owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™, which has potential therapeutic applications. The most advanced BioSilicon product candidate, BrachySil™, delivers a therapeutic P32, a radioactive form of phosphorus used to treat cancer, directly to solid tumors. pSivida has completed an initial safety and efficacy clinical trial of BrachySil for the treatment of pancreatic cancer and is conducting a follow-on dose-ranging clinical trial.

pSivida’s intellectual property portfolio consists of 45 patent families, over 100 granted patents, including patents accepted for issuance, and over 200 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: maintaining key collaboration agreements with Alimera and Pfizer; modification of existing terms of key collaboration agreements with Alimera and Pfizer; uncertainties regarding the achievement of milestones and other contingent contractual payment events; failure to prove safety and efficacy of Iluvien or BrachySil; inability to raise capital; continued losses and lack of profitability; inability to derive revenue from Retisert; termination of license agreements; inability to pay any registration penalties; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; competition; risks and costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; impairment of intangibles; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Collaborative research and development	$2,915	$89	$5,680	$178
Royalty income	55	39	96	53

Total revenues	2,970	128	5,776	231

Operating expenses:
Research and development	2,057	4,946	4,285	8,417
General and administrative	2,334	3,218	5,291	5,063

Total operating expenses	4,391	8,164	9,576	13,480

Loss from operations	(1,421)	(8,036)	(3,800)	(13,249)

Other income (expense):
Change in fair value of derivatives	226	1,828	1,556	6,021
Interest income	55	187	133	413
Interest expense	—	(151)	—	(301)
Other income (expense), net	(4)	361	11	302

Total other income	277	2,225	1,700	6,435

Loss before income taxes	(1,144)	(5,811)	(2,100)	(6,814)
Income tax benefit	274	16	759	224

Net loss	$(870)	$(5,795)	$(1,341)	$(6,590)

Basic and diluted net loss per share:	$(0.05)	$(0.32)	$(0.07)	$(0.36)

Weighted average common shares outstanding:
Basic and diluted	18,262	18,254	18,262	18,072

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share amounts)

	December 31, 2008	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$9,849	$15,609
Other current assets	1,057	2,081

Total current assets	10,906	17,690
Intangible assets, net	27,899	36,802
Other assets	426	1,292

Total assets	$39,231	$55,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,700	$4,870
Deferred revenue	11,034	10,476
Derivative liabilities	374	1,930

Total current liabilities	13,108	17,276
Deferred revenue and other	4,016	8,114
Deferred tax liabilities	316	316

Total liabilities	17,440	25,706

Stockholders’ equity:
Capital	247,954	247,646
Accumulated deficit	(225,878)	(224,537)
Accumulated other comprehensive (loss) income	(285)	6,969

Total stockholders’ equity	21,791	30,078

Total liabilities and stockholders’ equity	$39,231	$55,784